Exhibit 99.1

Sterling Financial Corporation of Spokane, Washington, Announces Agreement with Regulators

SPOKANE, Wash.--(BUSINESS WIRE)--October 15, 2009--Sterling Financial Corporation (NASDAQ: STSA) today announced that its subsidiary, Sterling Savings Bank, has entered into an agreement with its regulators to continue taking actions to strengthen its financial condition and operations.

William L. Eisenhart, chairman of Sterling’s board of directors, stated, "Sterling has been working closely with its regulators since the start of this economic cycle to ensure that we are maintaining safe and sound banking practices. Our agreement formalizes steps that already are underway and that we and our regulators feel are necessary to maintain Sterling's financial health, and its ability to provide high levels of service to our customers and the communities we serve throughout the Pacific Northwest."

The agreement commits Sterling’s principal banking subsidiary, Sterling Savings Bank, to continue taking actions relating to its capital position, asset quality, liquidity and management oversight. It is known as a Stipulation and Consent to the Issuance of an Order to Cease and Desist, and was entered into with the Federal Deposit Insurance Corporation ("FDIC") and Washington Department of Financial Institutions.

Under the agreement, Sterling Savings Bank is required, among other things, to achieve and maintain a Tier I leverage capital ratio of not less than 10% by December 15, 2009. Sterling continues to work with its financial advisor, Sandler O’Neill + Partners, L.P., to evaluate options for raising additional capital. In July, Sterling filed a shelf registration statement with the Securities and Exchange Commission to provide the ability to raise up to $500 million over the next three years and, in September, it received shareholder approval to increase the number of authorized shares of Sterling common stock to facilitate the raising of capital.

The agreement also commits Sterling to reducing its level of classified and non-performing loans and other assets. Sterling’s board and management have launched initiatives to reduce the proportion of its loans and other assets that are classified non-performing, and to improve its credit practices going forward.

To lead the efforts to improve credit quality and strengthen oversight of the bank, the board named a new generation of executive leadership. J. Gregory "Greg" Seibly was named acting president and acting chief executive officer of Sterling Financial Corporation and acting chief executive officer of Sterling Savings Bank. Ezra A. Eckhardt was named acting chief operating officer of Sterling Financial Corporation and acting president of Sterling Savings Bank, and continues as its chief operating officer.

Customer deposit accounts and non-classified loans are unaffected by the agreement with regulators. Deposits remain fully covered by FDIC insurance to at least $250,000 per depositor. In addition, non-interest bearing transaction accounts and qualified NOW Checking accounts are fully guaranteed by the FDIC for an unlimited amount of coverage under the FDIC’s Transaction Account Guarantee (TAG) program, in which Sterling is a participant. The coverage under the TAG program is in addition to, and separate from, the coverage available under the FDIC’s general deposit insurance protection.

"Our core deposits have been growing in response to our relationship-driven deposit strategy. This is helping us to maintain a strong liquidity position," said Mr. Seibly. "As the Pacific Northwest’s largest community bank, Sterling is committed to ensuring that it has the financial strength and resources to serve our customers over the long term."

About Sterling Financial Corporation

Sterling Financial Corporation of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a commercial bank, and Golf Savings Bank, a savings bank focused on single-family mortgage originations. Both banks are state chartered and federally insured. Sterling offers banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations. As of June 30, 2009, Sterling Financial Corporation had assets of $12.40 billion and operated more than 175 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling’s website at www.sterlingfinancialcorporation-spokane.com.

Forward-Looking Statements

This release contains forward-looking statements, which are not historical facts and pertain to Sterling's future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling's plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts. When used in this release, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include, but are not limited to: the possibility of continued adverse economic developments that may, among other things, increase default and delinquency risks in Sterling's loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling's loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

CONTACT:
Investor:
Sterling Financial Corporation
Daniel G. Byrne, EVP/Chief Financial Officer, 509-458-3711
or
Deborah L. Wardwell, CFA, VP/Investor Relations Director, 509-354-8165
or
Media:
Sterling Savings Bank
Cara Coon, VP/Communications Manager, 509-626-5348